Exhibit (c)-(2)

China Biologic Products Holdings, Inc. Fairness Analysis Presented to the Special Committee of Independent Directors November 19 , 20 20 The information contained herein is of a confidential nature and is intended for the use of the persons or firm to whom it is fu rnished by us. Reproduction, publication, or dissemination of any portion hereof may not be made without prior approval of Duff & Phelps, LL C a nd its affiliates. CONFIDENTIAL

2 CONFIDENTIAL Duff & Phelps Disclaimer • The following pages contain materials that are being provided by Duff & Phelps, LLC (“ Duff & Phelps ”) to the special committee of independent directors (the “ Special Committee ”) of the board of directors (the “ Board of Directors ”) (solely in its capacity as the Special Committee) of China Biologic Products Holdings, Inc . (the “ Company ”) in the context of a meeting of the Special Committee held to consider the Proposed Transaction (as defined herein) . • The accompanying materials are, and any Opinion (as defined herein) will be, compiled and presented on a confidential basis, solely for the use and benefit of the Special Committee in connection with its evaluation of the Proposed Transaction and may not be, in whole or in part, distributed to any other party, publicly disclosed, or relied upon for any other purpose without the prior written consent of Duff & Phelps or as otherwise provided in the engagement letter among Duff & Phelps, the Company, and the Special Committee . • Because these materials were prepared for use in the context of an oral presentation to the Special Committee, whose members are familiar with the business and affairs of the Company, neither Duff & Phelps nor any of its respective legal or financial advisors or accountants, take any responsibility for the accuracy or completeness of any of the accompanying materials if used by persons other than the Special Committee . • These materials are not intended to represent an Opinion and shall not be treated, construed, used or relied upon in any way as an Opinion . These materials are intended to serve as discussion materials for the Special Committee and as a summary of the basis upon which Duff & Phelps may render an Opinion, and are incomplete without reference to, and should be viewed solely in conjunction with, the discussion between Duff & Phelps and the Special Committee . • The accompanying material does not, and any Opinion provided by Duff & Phelps would not : (i) address the merits of the underlying business decision to enter into the Proposed Transaction versus any alternative strategy or transaction ; (ii) constitute a recommendation as to how the Special Committee, the Board of Directors or any other person (including security holders of the Company) should vote or act with respect to any matters relating to the Proposed Transaction, or whether to proceed with the Proposed Transaction or any related transaction ; or (iii) create any fiduciary duty on the part of Duff & Phelps to any party . • The information utilized in preparing this presentation was obtained from the Company and from public sources under the assumption that they are complete and accurate as of the date of provision . Duff & Phelps did not independently verify such information . Any estimates and forecasts contained herein have been prepared by or are based on discussions with the senior management of the Company and involve numerous and significant subjective determinations, which may or may not prove to be correct . No representation or warranty, expressed or implied, is made as to the accuracy or completeness of such information and nothing contained herein is, or shall be relied upon as, a representation or warranty, whether as to the past or the future . • No selected company or selected transaction used in our analysis is directly comparable to the Company or the Proposed Transaction .

3 CONFIDENTIAL Table of Contents 1. Introduction and Transaction Overview 2. Valuation Analysis – Discounted Cash Flow Analysis – Selected Public Companies / M&A Transactions Analysis

Introduction and Transaction Overview Section 01

5 CONFIDENTIAL Introduction and Transaction Overview The Engagement • Duff & Phelps was retained by the Company to serve as independent financial advisor to the Special Committee (solely in its capacity as such) . • Specifically, Duff & Phelps has been asked to provide an opinion (the “ Opinion ”) as of the date hereof as to the fairness, from a financial point of view, to the holders of ordinary shares, par value US $ 0 . 0001 per share, of the Company (each, a “ Share ” or, collectively, the “ Shares ”), other than the Excluded Shares and the Dissenting Shares (each as defined below), of the Merger Consideration (as defined below) to be received by such holders in the Proposed Transaction (as defined below) (without giving effect to any impact of the Proposed Transaction on any particular holder of Shares other than in its capacity as a holder of Shares) . The Proposed Transaction • It is Duff & Phelps’ understanding that the Company, CBPO Holdings Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“ Parent ”), and CBPO Group Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly owned subsidiary of Parent (“ Merger Sub ”), propose to enter into an Agreement and Plan of Merger (the “ Merger Agreement ”), dated as of the date hereof, the latest draft of which Duff & Phelps has reviewed being received on November 1 8 , 2020 . • Pursuant to the Merger Agreement, among other things, Merger Sub will merge with and into the Company and cease to exist (the “ Merger ”), with the Company surviving the Merger as the surviving company and becoming a wholly owned subsidiary of Parent as a result of the Merger . In connection with such Merger, each Share issued and outstanding (other than the Excluded Shares and the Dissenting Shares) will be cancelled and converted into the right to receive US $ 120 . 00 per Share in cash without interest (the “ Merger Consideration ”) (collectively, the “ Proposed Transaction ”) . • The terms and conditions of the Proposed Transaction are more fully set forth in the Merger Agreement . • For purposes of the Opinion, “ Excluded Shares ” and “ Dissenting Shares ” shall have the meanings set forth in the Merger Agreement.

6 CONFIDENTIAL Introduction and Transaction Overview Scope of Analysis Duff & Phelps has made such reviews, analyses and inquiries as it has deemed necessary and appropriate under the circumstances . Duff & Phelps also took into account its assessment of general economic, market and financial conditions, as well as its experience in securities and business valuation, in general, and with respect to similar transactions, in particular . Duff & Phelps’ procedures, investigations, and financial analysis with respect to the preparation of its analysis included, but were not limited to, the items summarized below : 1. Reviewed the following documents : - The Company’s annual reports and audited financial statements on Form 20 - F/ Form 10 - K filed with the Securities and Exchange Commission (“ SEC ”) for the years ended December 31 , 2015 through 2019 ; - The Company’s unaudited interim financial statements for the six months ended June 30 , 2018 , June 30 , 2019 and June 30 , 2020 included in the Company’s Form 6 - K filed with the SEC ; - The Company’s unaudited segment financial information for the years ended December 31 , 2015 through 2019 and the six months ended June 30 , 2019 and June 30 , 2020 , provided by the management of the Company ; - A detailed financial projection model for the years ending December 31 , 2020 through 2029 for the Company, prepared and provided to Duff & Phelps by the management of the Company, upon which Duff & Phelps has relied, with your consent, in performing its analysis (the “ Management Projections ”) ; - Other internal documents relating to the history, past and current operations, financial conditions, and probable future outlook of the Company, provided to Duff & Phelps by the management of the Company ; - A letter dated November 13 , 2020 from the management of the Company, which made certain representations as to the Management Projections and the underlying assumptions of such projections ; and - Documents related to the Proposed Transaction (the “ Transaction Documents ”), including (i) the latest draft of the Merger Agreement received by Duff & Phelps on November 1 8 , 2020 ; (ii) the latest draft of the Voting and Support Agreement, by and among Beachhead Holdings Limited, Double Double Holdings Limited, Point Forward Holdings Limited and other parties thereto, received by Duff & Phelps on November 1 8 , 2020 ; and (iii) a draft of the Amended and Restated Consortium Agreement, by and among Beachhead Holdings Limited, Double Double Holdings Limited, Point Forward Holdings Limited and the other parties thereto, received by Duff & Phelps on November 1 8 , 2020 ; 2. Discussed the information referred to above and the background and other elements of the Proposed Transaction with the management of the Company ; 3. Discussed with the management of the Company its plans and intentions with respect to the management and operation of the Company’s business ; 4. Reviewed the historical trading price and trading volume of the Shares and the publicly traded securities of certain other companies that Duff & Phelps deemed relevant ; 5. Performed certain valuation and comparative analyses using generally accepted valuation and analytical techniques including a discounted cash flow analysis, an analysis of selected public companies that Duff & Phelps deemed relevant, and an analysis of selected transactions that Duff & Phelps deemed relevant ; and 6. Conducted such other analyses and considered such other factors as Duff & Phelps deemed appropriate .

Introduction and Transaction Overview

Ownership Summary

Fully Diluted Ownership



Other Management and Directors 0.3%
Institutional Investors 24.8%
Public Investors and Others 5.9%
Options, Restricted Shares and RSUs 2.2%
Buyer Consortium (1) 66.8%

Notes:

(1) On October 26, 2020, (i) PW Medtech Group Limited ("PWM") entered into a share purchase agreement with each of Biomedical Treasure Limited ("Biomedical Treasure"), Biomedical Future Limited ("Biomedical Future") and 2019B Cayman Limited ("2019B Cayman") to sell 3,750,000, 660,833 and 910,167 Shares to Biomedical Treasure, Biomedical Future and 2019B Cayman, respectively ("PWM Share Sales"); (ii) Parfield International Ltd. ("Parfield") entered into a share purchase agreement with 2019B Cayman to sell to 2019B Cayman 300,000 Shares ("Parfield Share Sale"); and (iii) Double Double Holdings Limited entered into a share purchase agreement with Biomedical Development Limited ("Biomedical Development") to sell to Biomedical Development 775,000 Shares ("Double Double Share Sale"). PWM will no longer beneficially own any Shares upon closing of the PWM Share Sales.

(2) Including 7,908,726 Shares owned by Beachhead Holdings Limited and 1,986,265 Shares owned by Point Forward Holdings Limited.

(3) Including 111,509 Shares directly held by Mr. Joseph Chow. Also including 3,750,000 Shares to be held by Biomedical Treasure, 660,833 Shares to be held by Biomedical Future and 775,000 Shares to be held by Biomedical Development, upon closing of the relevant PWM Share Sales and the Double Double Share Sale.

(4) Including 3,743,868 Shares currently held by 2019B Cayman and 1,210,167 Shares to be held by 2019B Cayman upon closing of the relevant PWM Share Sale and the Parfield Share Sale.

(5) Including 2,962,076 Shares held by HH Sum- XXII Holdings Limited.

(6) Including 1,240,000 Shares held by V-Sciences Investments Pte. Ltd.

(7) Number of Shares outstanding as of November 18, 2020, provided by Company management.

(8) Including all the outstanding in-the-money Company option/restricted share/RSU awards except those that would be cancelled in exchange for Parent shares or Parent share awards. Provided by Company management.

China Biologic Products Holdings, Inc. - Ownership

Current Shareholders	Shares	% of Fully Diluted Ownership
Buyer Consortium (1)		
Centurium Capital (2)	9,894,991	24.9%
Chairman Parties (3)	5,297,342	13.4%
CITIC Capital (4)	4,954,035	12.5%
Hillhouse Capital (5)	2,962,076	7.5%
Parfield International Ltd.	2,137,696	5.4%
Temasek (6)	1,240,000	3.1%
Buyer Consortium (1)	26,486,140	66.8%
Other Management and Directors	136,363	0.3%
Institutional Investors		
York Capital Management	1,451,870	3.7%
Bank of America Corporation	942,849	2.4%
Maso Capital Partners Ltd	882,411	2.2%
Renaissance Technologies Corp.	843,027	2.1%
The Vanguard Group, Inc.	841,317	2.1%
Capstone Investment Advisors, LLC	500,216	1.3%
BlackRock, Inc. (NYSE:BLK)	470,951	1.2%
Pentwater Capital Management LP	464,128	1.2%
Kite Lake Capital Management (UK) LLP	350,773	0.9%
Fidelity International Ltd	310,263	0.8%
Athos Capital Limited	273,032	0.7%
HSBC Global Asset Management (UK) Limited	265,528	0.7%
Millennium Management LLC	263,874	0.7%
The Oxford Asset Management Company Limited	261,761	0.7%
Deutsche Asset & Wealth Management	177,921	0.4%
Top 15 Institutional Investors	8,299,921	20.9%
Total Institutional Investors	9,823,228	24.8%
Public Investors and Others	2,342,365	5.9%
Total Shares Outstanding (7)	38,788,096	97.8%
Options, Restricted Shares and RSUs In-the-Money at Offer Price (8)	882,827	2.2%
Fully Diluted Shares Outstanding at Offer Price	**39,670,923**	**100.0%**

Source: Transaction Documents, Company filings, SEC filings, Capital IQ, Company management

CONFIDENTIAL 7 DUFF & PHELPS

8 CONFIDENTIAL Introduction and Transaction Overview Trading Analysis Source: Capital IQ, Company filings, SEC filings China Biologic Products Holdings, Inc. - Trading History June 19, 2018 to November 1 7 , 2020 Significant Historical Trading & Acquisition Offers Transaction Announced Date Buyer Transaction Type Number of Shares Purchase Price per Share Transaction Status Oct-26-2020 CITIC Capital Acquired from Parfield International Ltd. 300,000 $120.00 Share Purchase Agreement Signed Oct-26-2020 Chow, Joseph Acquired from Centurium Capital 775,000 $120.00 Share Purchase Agreement Signed Oct-26-2020 Chow, Joseph Acquired from PW Medtech 4,410,833 $120.00 Share Purchase Agreement Signed Oct-26-2020 CITIC Capital Acquired from PW Medtech 910,167 $120.00 Share Purchase Agreement Signed Jan-24-2020 Hillhouse Capital Acquired from Centurium Capital 210,876 $120.00 Closed Jan-24-2020 Temasek Acquired from Centurium Capital 250,000 $120.00 Closed Jan-24-2020 CITIC Capital Partners Acquired from Centurium Capital 266,533 $120.00 Closed Nov-18-2019 Centurium Capital Acquired from Capital Research and Management Company 4,199,680 $115.00 Closed Sep-19-2019 Centurium Capital Acquired from PW Medtech 1,000,000 $120.00 Closed Sep-19-2019 Centurium Capital Acquired from Parfield International Ltd. 700,000 $120.00 Closed Sep-18-2019 Centurium Capital, CITIC, PW Medtech, Hillhouse, Temasek Going-private NA $120.00 On-going Aug-24-2018 Centurium Capital PIPE 3,050,000 $100.90 Closed Aug-24-2018 CITIC Capital Partners PIPE 1,000,000 $100.90 Closed Aug-24-2018 Hillhouse Capital PIPE 1,000,000 $100.90 Closed Aug-24-2018 PW Medtech PIPE 800,000 $100.90 Closed Aug-21-2018 David Gao, CDH, GL Sandrose Investment, World Investments Going-private NA $118.00 Terminated (Board rejected the proposal) Jun-19-2018 CITIC Capital Partners Going-private NA $110.00 Terminated (Buyer withdrew the proposal) 0 500 1,000 1,500 2,000 2,500 $0.00 $20.00 $40.00 $60.00 $80.00 $100.00 $120.00 $140.00 $160.00 Volume (thousands) Share Price Volume Price 30-day Trailing VWAP 60-day Trailing VWAP 90-day Trailing VWAP Offer (1) Trailing Volume Weighted Average Price (VWAP) Prior to Offer at September 18, 2019. Current (11/17/20) Offer Price Premium Relative to: 3.7% 30 - Day VWAP (1) 21.1% 23.9% 26.4% 60 - Day VWAP (1) 90 - Day VWAP (1) One Day Prior 16.8% $115.75 $99.08 $96.88 $94.97 $102.77 May 20 , 2020 CBPO reported Q1'20 earnings results. The Company reported revenue of USD162.6 million and diluted earnings per share of USD1.36 for the three months ended March 31, 2020. August 17 , 2020 CBPO reported Q2'20 earnings results. The Company reported revenue of USD111.1 million and diluted earnings per share of USD0.91 for the three months ended June 30, 2020. September 16, 2020 Chow, Joseph, the Chairman and CEO of the Company, joined the Buyer Consortium. September 19, 2019 Centurium Capital entered into a share purchase agreement to acquire 1,000,000 and 700,000 shares from PW Medtech Group Limited and Parfield International Ltd. respectively at a price of USD101.00 per share on September 19, 2019. On October 26,2020, Centurium Capital entered into amendments to pay additional USD19.00 per share to PW Medtech Group Limited and Parfield International Ltd. respectively. June 19, 2018 CBPO announced receiving an unsolicited, preliminary non - binding proposal letter from CITIC Capital to acquire all of the outstanding shares of the Company for USD110 per share in cash. August 21, 2018 CBPO announced receiving an unsolicited, preliminary non - binding proposal letter f rom a consortium consisting of Mr. David Gao, the former Chairman and CEO of the Company, GL Sandrose Investment L.P., World Investments Limited and CDH Utopia Limited to acquire all of the outstanding shares of the Company not already owned by them for USD118 per share in cash. August 24, 2018 CBPO announced that CITIC withdrew its non - binding proposal dated June 11, 2018 and that the Board rejected the non - binding proposal from David Gao and his affiliates dated August 17, 2018. In addition, CBPO entered into definitive agreements to issue and sell an aggregate of 5,850,000 ordinary shares of the Company, which represented 14.9% of the enlarged share capital as of immediately post such issuance, at a per share purchase price of USD100.90, to a group of investors including Centurium Capital, CITIC Capital, Hillhouse Capital and PW Meditch Group. August 3 , 2018 CBPO reported Q2'18 earnings results. The Company reported revenue of USD120.4 million and diluted earnings per share of USD0.83 for the three months ended June 30, 2018. M arch 12 , 20 20 CBPO reported FY2019 earnings results. The Company reported revenue of USD503.7 million and diluted earnings per share of USD3.53 for FY2019. November 13, 2019 CBPO reported Q3'19 earnings results. The Company reported revenue of USD136.1 million and diluted earnings per share of USD1.21 for the three months ended September 30, 2019. August 5 , 2019 CBPO reported Q2'19 earnings results. The Company reported revenue of USD135.7 million and diluted earnings per share of USD1.06 for the three months ended June 30, 2019. May 10 , 2019 CBPO reported Q1'19 earnings results. The Company reported revenue of USD129.8 million and diluted earnings per share of USD0.94 for the three months ended March 31, 2019. November 18, 2019 Centurium Capital reported that it entered into a share purchase agreement on November 15, 2019 to acquire 4,199,680 shares of CBPO from Capital Research and Management Company at a price of USD115.00 per share. November 1, 2018 CBPO reported Q3'18 earnings results. The Company reported revenue of USD119.1 million and diluted earnings per share of USD0.94 for the three months ended September 30, 2018. March 6, 2019 CBPO reported FY2018 earnings results. The Company reported revenue of USD466.9 million and diluted earnings per share of USD3.53 for FY2018. January 24, 2020 Centurium Capital reported that it entered into a share purchase agreement on January 23, 2020 to sell 250,000, 210,876 and 266,533 shares to Temasek, Hillhouse and CITIC Capital respectively at a price of USD120.00 per share. September 18, 2019 CBPO received a non - binding proposal from a consortium comprising Centurium Capital, CITIC Capital, PW Medtech Group Limited, Parfield International Ltd., Hillhouse Capital and Tamasek ("the Buyer Consortium") to acquire all of the outstanding oridnary shares of the Company not already owned by the consortium or their affiliates for USD120.00 in cash per share in a going - private transaction. October 26, 2020 PW Medtech Group Limited entered into a share purchase agreement to sell 4,410,833 and 910,167 shares to Chow, Joseph and CITIC Capital respectively at a price of USD120.00 per share. PW Medtech Group Limited Limited will cease to be the shareholder of the Company as well as a member of the Buyer Consortium upon closing of the above transactions. Centurium Capital entered into a share purchase agreement to sell 775,000 shares to Chow, Joseph at a price of USD120.00 per share. Parfield International Ltd. entered into a share purchase agreement to sell 300,000 shares to CITIC Capital at a price of USD120.00 per share. China Biologic Products Holdings, Inc. Historical Trading Metrics (in thousands, except per Share) During one year prior to Offer Post Offer Average Closing Price $86.16 Average Closing Price $111.67 High $102.95 High $117.44 Low $60.38 Low $99.15 Average Volume 197.4 Average Volume 109.7 % of Shares Issued and Outstanding 0.5% % of Shares Issued and Outstanding 0.3% % of Float 1.5% % of Float 0.8%

9 CONFIDENTIAL (1) Represents risk - bearing held - for - trading deposit products reported at fair value . Reflects a 10 % withholding tax discount on onshore investments . (2) Includes 35 . 0 % equity interest in Xi’an Huitian Blood Products Co . , Ltd . and 11 . 55 % equity interest in Beijing Taijieweiye Technology Co . , Ltd . Reflects book value for Beijing Taijieweiye Technology Co . , Ltd . and a multiple of 20 . 0 x to 25 . 0 x applied to investment income for Xi’an Huitian Blood Products Co . , Ltd . Reflects a 10 % withholding tax discount on onshore investments . (3) Loan to Xinjiang Deyuan Bioengineering Co . , Ltd . , a PRC company with which the Company entered into cooperation agreements to purchase source plasma . Reflects a 10 % withholding tax discount on the loan receivable . (4) Dividends receivable from the 35 . 0 % equity interest in Xi’an Huitian Blood Products Co . , Ltd . Reflects a 10 % withholding tax discount . (5) Interest receivable from bank deposits and Xinjiang Deyuan Bioengineering Co . , Ltd . Reflects a 10 % withholding tax discount . (6) Represents the unpaid dividend of Shandong Taibang Biological Products Co . , Ltd ("Shandong Taibang") to Shandong Taibang's non - controlling shareholder . (7) Reflects the present value of remaining payments related to the repatriation tax to be paid pursuant to the U . S . Tax Cut and Jobs Act of 2017 . (8) Financial lease contract for land use right . (9) Comprises deposits received from a potential investor of Guizhou Taibang and related interest plus penalty . (10) Represents the noncontrolling interest in Shandong Taibang, in which the Company indirectly owns 82 . 76 % equity interests . Value range of noncontrolling interest calculated based on valuation analysis of Shandong Taibang and other assets and liabilities held at Shandong Taibang . Introduction and Transaction Overview Proposed Transaction Note : Balance sheet data and LTM as of June 30 , 2020 . Financial performance metrics presented are adjusted to exclude public company costs and non - recurring income (expenses) . China Biologic Products Holdings, Inc. - Offer Price Premium Relative To Share Implied Price Premium Share price as of 11/17/20 $115.75 3.7% One-day prior (9/17/19) $102.77 16.8% One-week prior (9/11/19) $100.73 19.1% 30-days trailing VWAP prior to September 18, 2019 $99.08 21.1% 60-days trailing VWAP prior to September 18, 2019 $96.88 23.9% 90-days trailing VWAP prior to September 18, 2019 $94.97 26.4% Offer Price $120.00 Source: Capital IQ and SEC filings China Biologic Products Holdings, Inc. - Implied Multiples (USD in millions, except per Share data) Offer $120.00 Fully Diluted Shares Issued and Outstanding (millions) 39.7 1.00 Implied Common Equity Value $4,760.5 Less: Cash (3,997.65) (609.7) Less: Proceeds from Exercise of Options (1.85) (0.3) Less: Short-term investments (1) (3,025.69) (461.5) Less: Long-term equity investments (2) (287.50) (43.8) Less: Loan receivable (3) (223.79) (34.1) Less: Dividends receivable (4) (48.71) (7.4) Less: Interest receivable (5) (1.18) (0.2) Plus: Dividends Payable (6) 34.48 5.3 Plus: Repatriation tax payable (7) 147.39 22.5 Plus: Financial lease payable (8) 2.04 0.3 Plus: Payables to a potential investor (9) 60.77 9.3 Plus: Noncontrolling interest (10) 3,730.48 568.9 3,730.48 Implied Enterprise Value $4,209.8 Implied Offer Multiples: EV / LTM EBITDA $225.2 18.7x EV / 2020 EBITDA $213.4 19.0x EV / 2021 EBITDA $219.5 18.7x EV / 2022 EBITDA $225.8 17.7x EV / LTM EBIT $197.4 21.3x EV / 2020 EBIT $187.7 21.6x EV / 2021 EBIT $193.0 21.2x EV / 2022 EBIT $199.3 20.1x EV / LTM Revenue $547.5 7.69x EV / 2020 Revenue $548.3 7.41x EV / 2021 Revenue $586.5 6.99x EV / 2022 Revenue $628.6 6.37x

Introduction and Transaction Overview

Valuation Summary

Valuation Range Conclusions

(RMB in thousands, except per share values or otherwise noted)

		Low		High	Offer Price
Enterprise Value					
Discounted Cash Flow Analysis		¥18,080,000	-	¥21,780,000	
Selected Public Companies / M&A Transactions Analysis		¥20,550,000	-	¥24,950,000	
Enterprise Value Range		**¥19,315,000**	-	**¥23,365,000**	
Plus: Proceeds from Exercise of Options		¥1,847	-	¥1,847	
Plus: Short-term Investments (1)		3,025,688	-	3,025,688	
Plus: Long-term Equity Investments (2)		263,210	-	311,788	
Plus: Loan Receivable (3)		223,790	-	223,790	
Plus: Dividends Receivable (4)		48,715	-	48,715	
Plus: Interest Receivable (5)		1,177	-	1,177	
Less: Dividends Payable (6)		(34,480)	-	(34,480)	
Less: Repatriation Tax Payable (7)		(147,387)	-	(147,387)	
Less: Financial Lease Payable (8)		(2,036)	-	(2,036)	
Less: Payables to a Potential Investor (9)		(60,765)	-	(60,765)	
Less: Noncontrolling Interest (10)		(2,655,397)	-	(3,188,730)	
Value Attributable to Fully Diluted Shares (Excluding Cash)		**¥19,979,361**	-	**¥23,544,607**	
Fully Diluted Shares Issued and Outstanding (11)		39,670,923	-	39,670,923	
Value Per Share (RMB)		¥503.63	-	¥593.50	
RMB to USD FX rate (as of 11/17/2020)		6.56	-	6.56	
Value Per Share Range (Excluding Excess Cash)		**$76.81**	-	**$90.52**	
Excess Cash (12)		3,997,649	-	3,997,649	
Cash Value Per Fully Diluted Shares Issued and Outstanding (RMB)		¥100.77	-	¥100.77	
Cash Value Per Fully Diluted Shares Issued and Outstanding (USD)		$15.37	-	$15.37	
Value Per Share Range		**$92.18**	-	**$105.89**	**$120.00**
Implied Valuation Multiples					
EV / LTM EBITDA	¥1,476,549	13.1x	-	15.8x	18.7x
EV / 2020 EBITDA	¥1,449,292	13.3x	-	16.1x	19.0x
EV / 2021 EBITDA	¥1,476,781	13.1x	-	15.8x	18.7x
EV / 2022 EBITDA	¥1,555,969	12.4x	-	15.0x	17.7x
EV / LTM EBIT	¥1,294,454	14.9x	-	18.1x	21.3x
EV / 2020 EBIT	¥1,274,997	15.1x	-	18.3x	21.6x
EV / 2021 EBIT	¥1,299,014	14.9x	-	18.0x	21.2x
EV / 2022 EBIT	¥1,373,284	14.1x	-	17.0x	20.1x
EV / LTM Revenue	¥3,589,778	5.38x	-	6.51x	7.69x
EV / 2020 Revenue	¥3,723,403	5.19x	-	6.28x	7.41x
EV / 2021 Revenue	¥3,946,800	4.89x	-	5.92x	6.99x
EV / 2022 Revenue	¥4,332,128	4.46x	-	5.39x	6.37x

(1) Represents risk-bearing held-for-trading deposit products reported at fair value. Reflects a 10% withholding tax discount on onshore investments.
(2) Includes 35.0% equity interest in Xi'an Huitian Blood Products Co., Ltd. and 11.55% equity interest in Beijing Taijieweiye Technology Co., Ltd. Reflects book value for Beijing Taijieweiye Technology Co., Ltd. and a multiple of 20.0x to 25.0x applied to investment income for Xi'an Huitian Blood Products Co., Ltd. Reflects a 10% withholding tax discount on onshore investments.
(3) Loan to Xinjiang Deyuan Bioengineering Co., Ltd., a PRC company with which the Company entered into cooperation agreements to purchase source plasma. Reflects a 10% withholding tax discount on the loan receivable.
(4) Dividends receivable from the 35.0% equity interest in Xi'an Huitian Blood Products Co., Ltd. Reflects a 10% withholding tax discount.
(5) Interest receivable from bank deposits and Xinjiang Deyuan Bioengineering Co., Ltd. Reflects a 10% withholding tax discount.
(6) Represents the unpaid dividend of Shandong Taibang Biological Products Co., Ltd ("Shandong Taibang") to Shandong Taibang's non-controlling shareholder.
(7) Reflects the present value of remaining payments related to the repatriation tax to be paid pursuant to the U.S. Tax Cut and Jobs Act of 2017.
(8) Financial lease contract for land use right.
(9) Comprises deposits received from a potential investor of Guizhou Taibang and related interest plus penalty.
(10) Represents the noncontrolling interest in Shandong Taibang, in which the Company indirectly owns 82.76% equity interests. Value range of noncontrolling interest calculated based on valuation analysis of Shandong Taibang and other assets and liabilities held at Shandong Taibang.
(11) Includes total basic shares outstanding as of November 18, 2020 and all the outstanding in-the-money Company option/restricted share/RSU awards except those that would be cancelled in exchange for Parent shares or Parent share awards. Provided by Company management.
(12) Includes cash at bank and time deposits. Reflects a 10% withholding tax discount on onshore cash in excess of repatriation tax payable, financial lease payable, and payables to a potential investor.

Note: Balance sheet data and LTM as of June 30, 2020. Financial performance metrics presented are adjusted to exclude public company costs and non-recurring income (expenses).

CONFIDENTIAL

10

DUFF & PHELPS

11 CONFIDENTIAL Introduction and Transaction Overview Per S hare Valuation Range $92.18 $96.63 $87.73 $105.89 $111.58 $100.19 $70.00 $80.00 $90.00 $100.00 $110.00 $120.00 $130.00 Concluded Range Selected Public Companies / M&A Transactions Analysis Discounted Cash Flow Analysis Value Per Share (USD) $120.00 Offer Price

Valuation Analysis Section 02

Valuation Analysis

Historical and Projected Financial Performance

Historical and Projected Financial Performance

(RMB in thousands)

	2015A	2016A	2017A	2018A	2019A	YTD 6/30/2019	YTD 6/30/2020	LTM 6/30/2020
Reported Revenue	¥1,843,670	¥2,263,502	¥2,501,181	¥3,088,283	¥3,469,595	¥1,800,089	¥1,920,272	¥3,589,778
Growth	NA	22.8%	10.5%	23.5%	12.3%	21.3%	6.7%	5.4%
Gross Profit	¥1,218,403	¥1,504,876	¥1,716,410	¥2,177,908	¥2,342,202	¥1,232,199	¥1,283,872	¥2,393,874
Margin %	66.1%	66.5%	68.6%	70.5%	67.5%	68.5%	66.9%	66.7%
EBITDA	¥887,371	¥1,045,826	¥1,016,465	¥1,132,511	¥1,316,913	¥712,802	¥872,439	¥1,476,549
Margin %	48.1%	46.2%	40.6%	36.7%	38.0%	39.6%	45.4%	41.1%
Growth	NA	17.9%	(2.8%)	11.4%	16.3%	28.7%	22.4%	14.3%
EBIT	¥834,163	¥964,656	¥932,628	¥981,958	¥1,139,171	¥629,417	¥784,700	¥1,294,454
Margin %	45.2%	42.6%	37.3%	31.8%	32.8%	35.0%	40.9%	36.1%
Growth	NA	15.6%	(3.3%)	5.3%	16.0%	31.0%	24.7%	14.5%
Capital Expenditures (1)	¥324,792	¥338,648	¥258,741	¥242,881	¥167,901	¥102,511	¥49,557	¥114,947
% of Reported Revenue	17.6%	15.0%	10.3%	7.9%	4.8%	5.7%	2.6%	3.2%
% of EBITDA	36.60%	32.4%	25.5%	21.4%	12.7%	14.4%	5.7%	7.8%
Net Working Capital	¥627,057	¥830,895	¥1,278,765	¥1,771,644	¥1,781,369			¥1,751,110
% of Reported Revenue	34.0%	36.7%	51.1%	57.4%	51.3%			48.8%

	Management Projections												
	2020P	2021P	2022P	2023P	2024P	2025P	2026P	2027P	2028P	2029P	15-'19 CAGR	19-'24 CAGR	19-'29 CAGR
Reported Revenue	¥3,723,403	¥3,946,800	¥4,332,128	¥4,783,289	¥5,271,517	¥5,533,872	¥5,825,222	¥6,119,752	¥6,397,411	¥6,636,511	17.1%	8.7%	6.7%
Growth	7.3%	6.0%	9.8%	10.4%	10.2%	5.0%	5.3%	5.1%	4.5%	3.7%			
Gross Profit	¥2,586,347	¥2,745,581	¥2,987,694	¥3,269,484	¥3,551,750	¥3,697,787	¥3,872,354	¥4,057,467	¥4,208,504	¥4,328,451	17.7%	8.7%	6.3%
Margin %	69.5%	69.6%	69.0%	68.4%	67.4%	66.8%	66.5%	66.3%	65.8%	65.2%			
EBITDA	¥1,449,292	¥1,476,781	¥1,555,969	¥1,686,204	¥1,771,787	¥1,818,791	¥1,913,982	¥2,018,048	¥2,090,657	¥2,139,532	10.4%	6.1%	5.0%
Margin %	38.9%	37.4%	35.9%	35.3%	33.6%	32.9%	32.9%	33.0%	32.7%	32.2%			
Growth	10.1%	1.9%	5.4%	8.4%	5.1%	2.7%	5.2%	5.4%	3.6%	2.3%			
EBIT	¥1,274,997	¥1,299,014	¥1,373,284	¥1,509,272	¥1,597,506	¥1,680,595	¥1,750,892	¥1,849,589	¥1,922,072	¥1,971,210	8.1%	7.0%	5.6%
Margin %	34.2%	32.9%	31.7%	31.6%	30.3%	30.4%	30.1%	30.2%	30.0%	29.7%			
Growth	11.9%	1.9%	5.7%	9.9%	5.8%	5.2%	4.2%	5.6%	3.9%	2.6%			
Capital Expenditures (1)	¥90,500	¥98,000	¥98,000	¥98,000	¥98,000	¥408,000	¥83,000	¥108,000	¥83,000	¥108,000			
% of Reported Revenue	2.4%	2.5%	2.3%	2.0%	1.9%	7.4%	1.4%	1.8%	1.3%	1.6%			
% of EBITDA	6.2%	6.6%	6.3%	5.8%	5.5%	22.4%	4.3%	5.4%	4.0%	5.0%			
Net Working Capital	¥1,787,771	¥1,886,940	¥2,108,424	¥2,356,785	¥2,659,855	¥2,853,263	¥3,058,959	¥3,226,329	¥3,409,974	¥3,581,457			
% of Reported Revenue	48.0%	47.8%	48.7%	49.3%	50.5%	51.6%	52.5%	52.7%	53.3%	54.0%			

Note: Financial performance metrics presented are adjusted to exclude public company costs and non-recurring income (expenses).
(1) Includes the purchase of property, plant and equipment, intangible assets and land use right.
Source: Company filings, Company management

CONFIDENTIAL
13
DUFF & PHELPS

14 CONFIDENTIAL Valuation Analysis Discounted Cash Flow Analysis – Methodology and Key Assumptions Discounted Cash Flow Methodology • Duff & Phelps performed a discounted cash flow analysis of the projected unlevered free cash flows . • Unlevered free cash flow is defined as cash generated by the business that is available to either reinvest or to distribute to security holders . • Projected free cash flows are discounted to the present using a discount rate which reflects their relative risk . • The discount rate is equivalent to the rate of return that security holders could expect to realize on alternative investment opportunities with similar risk profiles . Discounted Cash Flow Key Assumptions • Duff & Phelps utilized and relied upon the Management Projections for the fiscal years ending D ecember 31 , 2020 through 202 9 (excluding public company expenses, as provided by the management of the Company) and a review of the Company’s historical performance and other factors t o develop the DCF analysis . • Beyond the projection period, Duff & Phelps estimated the “terminal value” using a perpetuity formula . • Duff & Phelps discounted the resulting free cash flows and terminal value using a weighted average cost of capital range of 8 . 50 % to 9 . 50% , derived from the Capital Asset Pricing Model . • The following is a summary of the Management Projections utilized in the discounted cash flow analysis : - The Company’s reported revenue increases at a compound annual growth rate (“ CAGR ”) of 6 . 7 % from 2019 to 2029 . - T he Company’s EBITDA margin averages 34 . 5 % from 2020 to 2029 . - The Company’s EBIT margin averages 31 . 1 % from 2020 to 2029 . - Capital expenditures average 2 . 5 % of reported revenue from 2020 to 2029 . - Net working capital averages 5 0 . 8 % of reported revenue from 2020 to 2029 .

Valuation Analysis

DCF Analysis Summary

Discounted Cash Flow Analysis

(RMB in thousands)

	LTM	2020P	2021P	2022P	2023P	2024P	2025P	2026P	2027P	2028P	2029P	Terminal Year	Proj. 10-Yr. CAGR
Reported Revenue	¥3,589,778	¥3,723,403	¥3,946,800	¥4,332,128	¥4,783,289	¥5,271,517	¥5,533,872	¥5,825,222	¥6,119,752	¥6,397,411	¥6,636,511	¥6,636,511	6.7%
Growth	*5.4%*	*7.3%*	*6.0%*	*9.8%*	*10.4%*	*10.2%*	*5.0%*	*5.3%*	*5.1%*	*4.5%*	*3.7%*		
EBITDA	¥1,476,549	¥1,449,292	¥1,476,781	¥1,555,969	¥1,686,204	¥1,771,787	¥1,818,791	¥1,913,982	¥2,018,048	¥2,090,657	¥2,139,532	¥2,139,532	
Margin	*41.1%*	*38.9%*	*37.4%*	*35.9%*	*35.3%*	*33.6%*	*32.9%*	*32.9%*	*33.0%*	*32.7%*	*32.2%*	*32.2%*	
Growth	*14.3%*	*10.1%*	*1.9%*	*5.4%*	*8.4%*	*5.1%*	*2.7%*	*5.2%*	*5.4%*	*3.6%*	*2.3%*		5.0%

	2020 Q3-Q4	2021P	2022P	2023P	2024P	2025P	2026P	2027P	2028P	2029P	Terminal Year
Earnings Before Interest and Taxes	¥490,297	¥1,299,014	¥1,373,284	¥1,509,272	¥1,597,506	¥1,680,595	¥1,750,892	¥1,849,589	¥1,922,072	¥1,971,210	¥2,048,807
Pro Forma Taxes @ 15.0%	(83,249)	(216,124)	(227,185)	(238,673)	(249,173)	(249,709)	(258,678)	(271,892)	(281,181)	(287,072)	(298,099)
Net Operating Profit After Tax	407,048	1,082,890	1,146,099	1,270,599	1,348,333	1,430,886	1,492,214	1,577,698	1,640,891	1,684,138	1,750,708
Depreciation	58,975	121,238	125,966	120,434	115,591	129,461	153,523	158,691	159,248	159,832	83,600
Amortization	29,248	59,864	60,055	59,833	60,648	9,485	9,568	9,768	9,338	8,490	7,125
Purchase of PP&E	(35,741)	(88,000)	(88,000)	(88,000)	(88,000)	(398,000)	(78,000)	(98,000)	(78,000)	(98,000)	(88,000)
Purchase of Intangible Asset and Land Use Right	(5,203)	(10,000)	(10,000)	(10,000)	(10,000)	(10,000)	(5,000)	(10,000)	(5,000)	(10,000)	(7,500)
(Increase) / Decrease in Working Capital	(36,661)	(99,169)	(221,483)	(248,362)	(303,070)	(193,408)	(205,695)	(167,371)	(183,645)	(171,483)	(137,748)
Free Cash Flow (1)	¥417,667	¥1,066,823	¥1,012,636	¥1,104,505	¥1,123,502	¥968,424	¥1,366,609	¥1,470,786	¥1,542,832	¥1,572,977	¥1,608,185

Enterprise Value Range	Low	High
Terminal Growth Rate	4.00%	4.00%
Weighted Average Cost of Capital	9.50%	8.50%
Enterprise Value Range	**¥18,080,000**	**¥21,780,000**
Implied Per Share Range (USD)	$87.73	$100.19

Implied Valuation Multiples		Low	High
EV / LTM EBITDA	¥1,476,549	12.2x	14.8x
EV / 2020 EBITDA	¥1,449,292	12.5x	15.0x
EV / 2021 EBITDA	¥1,476,781	12.2x	14.7x
EV / 2022 EBITDA	¥1,555,969	11.6x	14.0x
EV / LTM EBIT	¥1,294,454	14.0x	16.8x
EV / 2020 EBIT	¥1,274,997	14.2x	17.1x
EV / 2021 EBIT	¥1,299,014	13.9x	16.8x
EV / 2022 EBIT	¥1,373,284	13.2x	15.9x
EV / LTM Revenue	¥3,589,778	5.04x	6.07x
EV / 2020 Revenue	¥3,723,403	4.86x	5.85x
EV / 2021 Revenue	¥3,946,800	4.58x	5.52x
EV / 2022 Revenue	¥4,332,128	4.17x	5.03x

(1) Prior to application of 10% dividend withholding tax, which is calculated based on levered cash flows and discounted separately at the cost of equity derived in the WACC calculation and included in the concluded enterprise value range.

Note: LTM as of June 30, 2020. Financial performance metrics presented are adjusted to exclude public company costs and non-recurring income (expenses); EBITDA excludes public company costs.

CONFIDENTIAL

15

DUFF & PHELPS

16 CONFIDENTIAL Valuation Analysis Selected Public Companies / M&A Transactions Analysis Methodology Selected Public Companies Analysis • Duff & Phelps selected twenty - one publicly traded companies that were deemed relevant to its analysis . • Duff & Phelps analyzed the financial performance of each of the publicly traded companies . Duff & Phelps then analyzed the selected public companies’ trading multiples, including enterprise value to revenue, EBITDA and EBIT . Selected M&A Transactions Analysis • Duff & Phelps selected precedent transactions that it determined to be relevant to its analysis . Duff & Phelps computed the LTM revenue, EBITDA and EBIT for each of the target companies (where publicly disclosed) . Duff & Phelps then calculated the implied enterprise value to LTM revenue, EBITDA and EBIT multiples for each transaction . Duff & Phelps analyzed a number of factors in comparing the Company to the selected public companies and the targets in the selected M&A transactions, including historical and forecasted growth in revenue and profits, profit margins and other characteristics that we deemed relevant . Duff & Phelps selected multiples that reflect the Company’s size, growth outlook, capital requirements, profit margins, revenue mix, and other characteristics relative to the group . None of the companies utilized for comparative purposes in the following analysis are directly comparable to the Company, and none of the transactions utilized for comparative purposes in the following analysis are directly comparable to the Proposed Transaction . Duff & Phelps does not have access to non - public information of any of the companies used for comparative purposes . Accordingly, a complete valuation analysis of the Company and the Proposed Transaction cannot rely solely upon a quantitative review of the selected companies and selected transactions, and involves complex considerations and judgments concerning differences in financial and operating characteristics of such companies and targets, as well as other factors that could affect their value relative to that of the Company . Therefore, the Selected Public Companies / Selected M&A Transactions Analysis is subject to certain limitations .

17 CONFIDENTIAL Valuation Analysis Selected Public Companies Analysis – Financial Metrics Note: The Company's financial performance metrics presented are adjusted to exclude public company cost and non - recurring income (expenses). LTM = Latest Twelve Months CAGR = Compounded Annual Growth Rate EBITDA = Earnings Before Interest, Taxes, Depreciation and Amortization Source: Capital IQ, Bloomberg, company filings, press releases Selected Public Companies Analysis ($ in millions, except per share data) COMPANY INFORMATION REVENUE GROWTH EBITDA GROWTH EBITDA MARGIN R&D % OF REVENUE Company Name 3-YR CAGR LTM 2020 2021 2022 3-YR CAGR LTM 2020 2021 2022 3-YR AVG LTM 2020 2021 2022 3-YR AVG LTM Foreign Listed China Biopharmaceutical Companies Sino Biopharmaceutical Limited 13.6% 2.8% 10.5% 19.9% 21.2% 14.7% 3.1% 14.1% 22.6% 21.5% 26.4% 26.1% 27.1% 27.7% 27.8% 10.3% 9.7% Hansoh Pharmaceutical Group Company Limited 16.9 -5.7 4.9 29.7 19.9 17.5 8.7 15.8 24.7 21.7 32.3 35.6 37.8 36.3 36.9 11.2 12.9 CSPC Pharmaceutical Group Limited 26.0 14.8 24.1 18.6 18.2 21.3 15.5 27.3 20.0 18.0 24.5 23.2 23.8 24.1 24.1 7.5 10.7 Luye Pharma Group Ltd. 29.6 1.4 2.2 7.4 14.0 32.5 6.3 -1.0 5.6 6.0 32.9 34.5 33.0 32.5 30.2 8.7 9.3 3SBio Inc. 23.9 6.3 11.4 16.5 14.1 22.6 3.6 12.7 12.6 15.1 34.5 34.2 34.4 33.2 33.5 8.2 9.6 The United Laboratories International Holdings Limited 11.4 10.2 9.1 7.6 6.3 17.3 22.3 22.7 2.9 1.4 20.6 20.9 22.6 21.6 20.6 3.7 4.9 Lee's Pharmaceutical Holdings Limited 9.4 -0.8 2.7 12.5 12.1 1.2 10.2 3.3 20.5 0.7 28.7 29.0 29.1 31.2 28.1 16.3 22.6 Group Median 16.9% 2.8% 9.1% 16.5% 14.1% 17.5% 8.7% 14.1% 20.0% 15.1% 28.7% 29.0% 29.1% 31.2% 28.1%NA 8.7% 9.7% Global Biopharmaceutical Companies CSL Limited 9.6% 7.2% 8.1% 8.4% 8.2% 19.9% 23.5% 9.5% 8.4% 10.4% 34.7% 38.0% 33.2% 33.2% 33.9% 9.6% 10.1% Takeda Pharmaceutical Company Limited 0.8 -1.8 -1.6 3.5 0.2 3.6 -16.9 5.0 11.1 3.1 33.0 30.7 34.1 36.6 37.6 17.0 15.1 Baxter International Inc. 3.8 3.4 1.6 5.2 5.1 12.0 4.6 -0.1 11.3 12.0 22.9 23.9 24.0 25.4 27.0 5.6 4.6 Grifols, S.A. 8.0 8.7 5.4 4.0 8.2 7.7 -0.9 4.4 8.4 12.8 28.3 24.7 27.7 28.8 30.1 5.8 5.4 Green Cross Corporation 4.6 4.5 8.0 6.7 4.7 -2.4 15.8 22.8 5.0 5.7 8.0 7.3 8.4 8.3 8.4 8.9 8.8 Group Median 4.6% 4.5% 5.4% 5.2% 5.1% 7.7% 4.6% 5.0% 8.4% 10.4% 28.3% 24.7% 27.7% 28.8% 30.1% 8.9% 8.8% Biopharmaceutical Companies Median 10.5% 3.9% 6.7% 8.0% 10.1% 16.0% 7.5% 11.1% 11.2% 11.2% 28.5% 27.5% 28.4% 30.0% 29.1% 8.8% 9.6% Foreign Listed China Implantable Medical Device Companies MicroPort Scientific Corporation 7.5% -5.9% 0.4% 15.8% 12.4% NM -99.9% -36.0% 56.1% 34.7% 8.4% 0.0% 6.5% 8.6% 9.9% 16.2% 22.3% AK Medical Holdings Limited 32.0 26.8 22.2 38.3 36.8 48.4% 60.4 34.2 32.9 34.4 32.1 41.3 39.4 37.9 37.3 8.6 9.2 Beijing Chunlizhengda Medical Instruments Co., Ltd. 60.2 34.5 30.0 35.0 35.0 NA 52.1 30.6 35.3 34.5 27.9 32.6 32.4 32.4 32.3 7.0 7.2 LifeTech Scientific Corporation 23.8 2.4 11.1 16.8 12.8 NA 7.4 -19.0 26.3 25.0 36.8 37.9 25.9 28.0 31.0 19.0 21.0 Group Median 27.9% 14.6% 16.7% 25.9% 23.9% 48.4% 29.7% 5.8% 34.1% 34.5% 30.0% 35.2% 29.1% 30.2% 31.7% 12.4% 15.1% Global Implantable Medical Device Companies Medtronic plc -0.9% -8.9% -16.1% 21.9% 6.5% -4.2% -27.3% -32.5% 89.1% 7.0% 29.7% 25.1% 20.7% 32.1% 32.2% 7.9% 8.6% Stryker Corporation 9.5 -2.3 -3.2 13.1 6.6 10.0 -2.8 -8.0 22.5 9.0 27.2 27.1 26.6 28.8 29.5 6.4 6.9 Boston Scientific Corporation 8.6 -13.1 -11.7 16.9 9.4 7.0 -34.0 -18.7 41.6 14.9 25.9 19.7 23.0 27.8 29.2 11.1 11.5 Zimmer Biomet Holdings, Inc. 1.3 -10.9 -11.5 15.1 3.9 -5.6 -18.2 -12.1 28.5 7.7 31.8 27.4 29.4 32.8 34.0 5.5 6.0 Integra LifeSciences Holdings Corporation 3.7 -8.5 -9.5 6.6 5.1 -4.8 -11.6 -11.3 17.9 12.4 24.0 23.5 23.9 26.5 28.3 9.9 9.5 Group Median 3.7% -8.9% -11.5% 15.1% 6.5% -4.2% -18.2% -12.1% 28.5% 9.0% 27.2% 25.1% 23.9% 28.8% 29.5% 7.9% 8.6% Implantable Medical Device Companies Median 8.6% -5.9% -3.2% 16.8% 9.4% 1.4% -11.6% -12.1% 32.9% 14.9% 27.9% 27.1% 25.9% 28.8% 31.0% 8.6% 9.2% Aggregate Mean 14.4% 3.1% 4.7% 15.2% 12.4% 12.1% 1.0% 3.0% 24.0% 14.7% 27.2% 26.8% 26.8% 28.3% 28.7% 9.7% 10.8% Aggregate Median 9.5% 2.4% 4.9% 15.1% 9.4% 11.0% 4.6% 4.4% 20.5% 12.4% 28.3% 27.1% 27.1% 28.8% 30.1% 8.7% 9.5% CBPO 15.3% 5.4% 7.3% 6.0% 9.8% 8.0% 14.3% 10.1% 1.9% 5.4% 38.4% 41.1% 38.9% 37.4% 35.9% 2.1% 2.3%

Valuation Analysis

Selected Public Companies Analysis – Valuation Multiples

Selected Public Companies Analysis

($ in millions, except per share data)

COMPANY INFORMATION	MARKET DATA			ENTERPRISE VALUE AS A MULTIPLE OF											
Company Name	Stock Price on 11/17/20	% of 52-Wk High	Enterprise Value	LTM EBITDA	2020 EBITDA	2021 EBITDA	2022 EBITDA	LTM EBIT	2020 EBIT	2021 EBIT	2022 EBIT	LTM Revenue	2020 Revenue	2021 Revenue	2022 Revenue
Foreign Listed China Biopharmaceutical Companies															
Sino Biopharmaceutical Limited	$1.00	71.4%	$24,675	25.4x	22.3x	18.2x	15.0x	33.5x	27.3x	22.2x	18.1x	6.64x	6.04x	5.04x	4.16x
Hansoh Pharmaceutical Group Company Limited	4.39	86.2	21,688	49.6	41.3	33.2	27.2	53.4	44.6	35.6	29.1	17.64	15.62	12.04	10.04
CSPC Pharmaceutical Group Limited	1.05	73.5	11,406	14.7	12.1	10.1	8.5	17.0	14.0	11.4	9.5	3.42	2.88	2.43	2.06
Luye Pharma Group Ltd.	0.55	66.0	2,537	7.8	7.7	7.3	6.9	10.0	9.8	8.9	8.3	2.69	2.56	2.38	2.09
3SBio Inc.	0.95	53.4	2,167	7.7	7.0	6.2	5.4	9.5	8.2	7.2	6.1	2.65	2.40	2.06	1.80
The United Laboratories International Holdings Limited	0.86	70.6	1,602	5.9	5.1	4.9	4.9	9.3	8.5	7.6	7.1	1.22	1.15	1.07	1.00
Lee's Pharmaceutical Holdings Limited	0.57	69.1	239	5.5	5.1	4.2	4.2	7.9	7.6	5.8	5.8	1.58	1.48	1.31	1.17
Group Median				7.8x	7.7x	7.3x	6.9x	10.0x	9.8x	8.9x	8.3x	2.69x	2.56x	2.38x	2.06x
Global Biopharmaceutical Companies															
CSL Limited	$227.34	91.3%	$107,371	30.9x	33.4x	30.8x	27.9x	39.5x	38.5x	35.4x	31.7x	11.73x	11.11x	10.25x	9.47x
Takeda Pharmaceutical Company Limited	34.59	79.0	96,584	10.2	9.0	8.1	7.9	11.1	10.2	8.7	8.7	3.12	3.08	2.98	2.97
Baxter International Inc.	80.78	85.8	44,491	16.1	16.1	14.4	12.9	23.0	21.9	19.2	17.2	3.86	3.85	3.66	3.48
Grifols, S.A.	29.98	73.9	27,073	17.1	15.3	14.2	12.5	22.5	20.7	17.6	15.5	4.23	4.24	4.08	3.77
Green Cross Corporation	353.58	94.2	4,353	47.4	38.5	36.7	34.7	76.8	60.9	55.4	53.8	3.44	3.25	3.05	2.91
Group Median				17.1x	16.1x	14.4x	12.9x	23.0x	21.9x	19.2x	17.2x	3.86x	3.85x	3.66x	3.48x
Biopharmaceutical Companies Median				15.4x	13.7x	12.1x	10.5x	19.8x	17.4x	14.5x	12.5x	3.43x	3.17x	3.01x	2.94x
Foreign Listed China Implantable Medical Device Companies															
MicroPort Scientific Corporation	$4.25	76.2%	$7,933	NM	NM	NM	NM	NM	NM	NM	NM	11.21x	9.96x	8.46x	7.28x
AK Medical Holdings Limited	2.12	60.4	2,206	36.2x	32.4x	24.4x	18.1x	40.4x	35.3x	26.6x	19.4x	14.94	12.77	9.23	6.75
Beijing Chunlizhengda Medical Instruments Co., Ltd.	3.73	45.9	1,219	27.6	22.2	16.4	12.2	29.0	22.9	17.0	12.7	9.01	7.19	5.33	3.95
LifeTech Scientific Corporation	0.29	85.9	1,206	33.0	41.1	32.5	26.0	43.5	55.9	41.4	31.8	12.49	10.64	9.11	8.08
Group Median				33.0x	32.4x	24.4x	18.1x	40.4x	35.3x	26.6x	19.4x	11.85x	10.30x	8.79x	7.01x
Global Implantable Medical Device Companies															
Medtronic plc	$110.14	90.8%	$166,060	23.7x	30.8x	16.3x	15.2x	27.3x	36.4x	18.5x	17.1x	5.95x	6.37x	5.23x	4.91x
Stryker Corporation	231.44	98.2	94,677	24.5	24.7	20.2	18.5	26.8	27.3	21.9	20.2	6.66	6.57	5.81	5.45
Boston Scientific Corporation	35.03	76.6	57,277	29.1	24.7	17.4	15.2	32.5	29.0	19.3	16.8	5.75	5.67	4.85	4.43
Zimmer Biomet Holdings, Inc.	150.15	93.6	39,005	20.2	18.8	14.6	13.6	25.9	23.9	17.7	16.4	5.52	5.52	4.80	4.62
Integra LifeSciences Holdings Corporation	55.25	88.8	6,042	18.6	18.4	15.6	13.9	29.3	21.1	18.1	16.7	4.38	4.40	4.13	3.93
Group Median				23.7x	24.7x	16.3x	15.2x	27.3x	27.3x	18.5x	16.8x	5.75x	5.67x	4.85x	4.62x
Implantable Medical Device Companies Median				26.1x	24.7x	16.9x	15.2x	29.1x	28.2x	18.9x	17.0x	6.66x	6.57x	5.33x	4.91x
Aggregate Mean				22.6x	21.3x	17.3x	15.0x	28.4x	26.2x	20.8x	18.1x	6.58x	6.04x	5.11x	4.49x
Aggregate Median				21.9x	20.5x	16.0x	13.7x	27.1x	23.4x	18.3x	16.8x	5.52x	5.52x	4.80x	3.95x

LTM = Latest Twelve Months

Enterprise Value = (Market Capitalization) + (Debt + Preferred Stock + Non-Controlling Interest) – (Cash & Equivalents) – (Net Non-Operating Assets)

EBITDA = Earnings Before Interest, Taxes, Depreciation and Amortization

EBIT = Earnings Before Interest and Taxes

Source: Capital IQ, Bloomberg, company filings, press releases

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Valuation Analysis

Selected M&A Transactions Analysis

Selected M&A Transactions Analysis - Biopharmaceutical and Plasma Products Companies

($ in millions)

Announced	Target Name	Target Business Description	Acquirer Name	Enterprise Value	LTM Revenue	LTM EBITDA	LTM EBIT	EBITDA Margin	EV / Revenue	EV / EBITDA	EV / EBIT
7/20/2020	Green Cross Biotherapeutics Inc.	Manufactures plasma proteins, including intravenous immunoglobulin.	Grifols, S.A.	$295	$56	NA	NA	NA	5.30x	NA	NA
10/16/2019	Kedrion S.p.A.	Produces and distributes various plasma-derived therapeutic products to treat haemophilia, immune deficiency, contagious diseases, and other illnesses worldwide.	FSI SGR S.p.A.	$310	$325	$21	$20	6.5%	0.95x	14.8x	15.3x
5/16/2018	SciGen Ltd	Develops, manufactures, and markets recombinant human health care biotechnology derived products in the areas of endocrinology, gastroenterology, immunology, paediatrics, neurology, and oncology care.	YiFan International Pharmaceutical Co., Limited	$85	$40	$4	$4	11.1%	2.10x	18.9x	20.0x
4/19/2018	Shire plc	Offers products in therapeutic areas, including hematology, genetic diseases, neuroscience, immunology, internal medicine, ophthalmology, and oncology.	Takeda Pharmaceutical Company Limited	$80,535	$15,354	$6,450	$4,048	42.0%	5.25x	12.5x	19.9x
1/22/2018	Bioverativ Inc.	Engages in the development of therapies and programs for hemophilia, cold agglutinin disease, sickle cell disease, beta thalassemia, and other blood disorders.	Sanofi	$11,038	$1,169	$475	$466	40.6%	9.45x	23.2x	23.7x
12/1/2017	Lanzhou Lansheng Blood Products Co., Ltd.	Provides plasma related products, including human albumin.	Chengdu Rongsheng Pharmaceutical Co., Ltd.	$90	$32	$8	$7	26.2%	2.83x	10.8x	12.4x
12/1/2017	Sinopharm Group Wuhan Blood Products Co., Ltd.	Provides plasma related products.	Chengdu Rongsheng Pharmaceutical Co., Ltd.	$171	$33	$12	$8	34.9%	5.15x	14.7x	22.1x
12/1/2017	Sinopharm Group Shanghai Blood Products Co., Ltd.	Provides plasma related products.	Chengdu Rongsheng Pharmaceutical Co., Ltd.	$153	$55	$12	$8	21.4%	2.77x	12.9x	19.8x
3/29/2017	Biotest Aktiengesellschaft	Develops, manufactures and markets plasma proteins and biotherapeutic drugs.	Tiancheng International Investment Limited	$1,293	$595	$92	$68	15.5%	2.17x	14.0x	19.1x
1/11/2016	Baxalta Incorporated	Develops, manufactures, and markets products for the treatment of hemophilia, immunology, and oncology.	Shire plc	$35,219	$6,148	$2,105	$1,848	34.2%	5.73x	16.7x	19.1x
8/15/2015	Nanjing Xinbai Pharmaceutical Co., Ltd.	Offers medicines for liver, medicines for gynecology and obstetrics, drugs for orthopedics, and posterior pituitary injections.	Jiangxi Boya Bio-Pharmaceutical Co.,Ltd (nka:Boya Bio-pharmaceutical Group Co.,Ltd)	$97	$37	NA	$5	NA	2.63x	NA	18.8x
				Mean					4.03x	15.4x	19.0x
				Median					2.83x	14.7x	19.4x

Source: Capital IQ, Bloomberg, company filings, press releases

CONFIDENTIAL 19 DUFF & PHELPS

Valuation Analysis

Selected M&A Transactions Analysis

Selected M&A Transactions Analysis - Implantable Medical Device Companies

($ in millions)

Announced	Target Name	Target Business Description	Acquirer Name	Enterprise Value	LTM Revenue	LTM EBITDA	LTM EBIT	EBITDA Margin	EV / Revenue	EV / EBITDA	EV / EBIT
9/18/2020	Amplitude Surgical SA	Provides orthopedic products for primary and revision surgery aimed at treating pathologies of the hip, knee, and lower extremities primarily for foot and ankle surgery.	PAI Partners	$248	$105	$20	-$6	19.0%	2.37x	12.5x	NM
6/5/2019	Vilex in Tennessee, Inc./ Orthex, LLC	Primarily manufactures foot and ankle surgical implants.	OrthoPediatrics Corp.	$60	$12	NA	NA	NA	5.07x	NA	NA
8/30/2018	K2M Group Holdings, Inc.	Provides spine and minimally invasive solutions and offers implants, disposables, and instruments primarily to hospitals for use by spine surgeons to treat spinal pathologies.	Stryker Corporation	$1,340	$272	-$13	-$37	-4.8%	4.93x	NM	NM
12/7/2017	Entellus Medical, Inc.	Designs, develops, and commercializes implantable products for minimally invasive treatment of chronic sinusitis, eustachian tube dysfunction, and nasal airway obstruction.	Stryker Corporation	$664	$86	-$29	-$34	-34.0%	7.70x	NM	NM
10/23/2017	Exactech, Inc.	Develops, manufactures, markets, distributes, and sells orthopedic implant devices, related surgical instrumentation, and biologic services.	TPG Capital, L.P.	$758	$264	$43	$23	16.3%	2.87x	17.6x	33.2x
6/7/2017	In'Tech Medical S.A.S.	Develops and manufactures instruments and implants for orthopedic companies.	Eurazeo PME	$110	$62	NA	NA	NA	1.77x	NA	NA
2/15/2017	DePuy Synthes, Inc., Codman Neurosurgery Business	Offers research, development, manufacture, marketing, distribution, and sale of healthcare equipment for neurosurgery procedures.	Integra LifeSciences Holdings Corporation	$1,045	$370	$115	$83	31.0%	2.82x	9.1x	12.6x
6/27/2016	Heartware International Inc.	Designs, develops, manufactures, and markets miniaturized implantable heart pumps or ventricular assist devices for the treatment of advanced heart failure.	Medtronic, Inc.	$1,067	$262	-$36	-$45	-13.8%	4.07x	NM	NM
4/28/2016	St. Jude Medical, Inc.	Develops, manufactures, and distributes cardiovascular medical devices for cardiac rhythm management, cardiovascular and atrial fibrillation therapy areas, and interventional pain therapy and neurostimulation devices for the management of chronic pain and movement disorder.	Abbott Laboratories	$30,003	$5,644	$1,600	$1,241	28.3%	5.32x	18.8x	24.2x
4/11/2016	Alcoa Remmele Medical Operations (nka:LISI MEDICAL Remmele)	Offers components for spinal and orthopedic implant systems, including cervical plates and screws, pedicle screws, PEEK cages and orthopedic hooks, rods, and drivers.	Hi-Shear Corporation; Lisi Medical SAS	$102	$70	NA	NA	NA	1.46x	NA	NA
7/27/2015	X-spine Systems, Inc.	Develops spinal implants and instrumentation for the treatment of spinal disease.	Bacterin International Holdings, Inc. (nka:Xtant Medical Holdings, Inc.)	$87	$42	$7	$5	17.3%	2.05x	11.8x	17.4x

	EV / Revenue	EV / EBITDA	EV / EBIT
Mean	3.68x	14.0x	21.8x
Median	2.87x	12.5x	20.8x
Aggregate Mean	3.85x	14.9x	19.8x
Aggregate Median	2.85x	14.4x	19.4x

Source: Capital IQ, Bloomberg, company filings, press releases

CONFIDENTIAL 20 DUFF & PHELPS

Valuation Analysis

Selected Public Companies / M&A Transactions Analysis Summary

Selected Public Companies / M&A Transactions Analysis Summary

(RMB in thousands)

	Enterprise Valuation Multiples					**Valuation Summary**		
	Public Companies			M&A Transactions				
Metric	Aggregate Range	Aggregate Median	Biopharmaceutical Companies Median	Aggregate Median	Biopharmaceutical Companies Median	Selected Multiple Range	Company Performance	Enterprise Value Range
EV / LTM EBITDA	5.5x - 49.6x	21.9x	15.4x	14.4x	14.7x	**14.0x - 17.0x**	¥1,476,549	¥20,671,693 - ¥25,101,341
EV / 2020 EBITDA	5.1x - 41.3x	20.5x	13.7x	NA	NA	**14.0x - 17.0x**	¥1,449,292	¥20,290,091 - ¥24,637,968
EV / 2021 EBITDA	4.2x - 36.7x	16.0x	12.1x	NA	NA	**14.0x - 17.0x**	¥1,476,781	¥20,674,934 - ¥25,105,277
						Enterprise Value Range		**¥20,550,000 - ¥24,950,000**
						Implied Per Share Range (USD)		$96.63 - $111.58
								Implied Multiples
EV / 2022 EBITDA	4.2x - 34.7x	13.7x	10.5x	NA	NA		¥1,555,969	13.2x - 16.0x
EV / LTM EBIT	7.9x - 76.8x	27.1x	19.8x	19.4x	19.4x		¥1,294,454	15.9x - 19.3x
EV / 2020 EBIT	7.6x - 60.9x	23.4x	17.4x	NA	NA		¥1,274,997	16.1x - 19.6x
EV / 2021 EBIT	5.8x - 55.4x	18.3x	14.5x	NA	NA		¥1,299,014	15.8x - 19.2x
EV / 2022 EBIT	5.8x - 53.8x	16.8x	12.5x	NA	NA		¥1,373,284	15.0x - 18.2x
EV / LTM Revenue	1.22x - 17.64x	5.52x	3.43x	2.85x	2.83x		¥3,589,778	5.72x - 6.95x
EV / 2020 Revenue	1.15x - 15.62x	5.52x	3.17x	NA	NA		¥3,723,403	5.52x - 6.70x
EV / 2021 Revenue	1.07x - 12.04x	4.80x	3.01x	NA	NA		¥3,946,800	5.21x - 6.32x
EV / 2022 Revenue	1.00x - 10.04x	3.95x	2.94x	NA	NA		¥4,332,128	4.74x - 5.76x

Note: LTM as of June 30, 2020. Financial performance metrics presented are adjusted to exclude public company costs and non-recurring income (expenses); EBITDA excludes public company costs.

CONFIDENTIAL

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DUFF & PHELPS